Exhibit 99.5

CONSENT OF PERSON NAMED AS
ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Fidelity National Information Services, Inc., a Georgia corporation, in its Registration Statement on Form S-4 of the Company and any amendments thereto.

/s/  Richard N. Massey
Richard N. Massey

Dated: September 15, 2006